EXHIBIT 23.7
                                                                   APRIL 3, 1996

                    CONSENT OF JANNEY MONTGOMERY SCOTT INC.

     We hereby consent to the use of our opinion letter dated ___________ to the Board of Directors of Republic Bancorporation, Inc. and to the references to our firm in the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Republic Bancorporation with and into ExecuFirst Bancorp, Inc., to form First Republic Bancorp, Inc.

     In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                          JANNEY MONTGOMERY SCOTT INC.
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